Exhibit 99.1

American Residential Properties Appoints Patricia Dietz as General Counsel

SCOTTSDALE, Ariz., June 17, 2014 - American Residential Properties, Inc. (NYSE: ARPI) (the “Company”) today announced the appointment of Patricia B. Dietz as the Company’s General Counsel, Chief Compliance Officer and Secretary, effective July 7, 2014. In her new role, Ms. Dietz will have leadership responsibility for the Company’s legal function.

“Patricia brings a very valuable set of skills to our company,” said Stephen G. Schmitz, Chairman and Chief Executive Officer of American Residential Properties, Inc. “With 15 years of broad legal experience, including real estate, debt and equity financing, corporate governance and commercial and regulatory matters, she will be a tremendous asset to our team.”

Most recently, Ms. Dietz held senior legal and compliance positions at GE Capital, Franchise Finance, overseeing its hotel lending transactions and sale leaseback restaurant portfolio. Previously, she was Vice President of Legal Services at Fidelity National Information Services. Ms. Dietz also practiced at the law firms of Quarles & Brady and Squire Sanders (now Squire Patton Boggs).

Ms. Dietz earned a juris doctor, with distinction, and a bachelor’s degree from the University of Iowa.

About American Residential Properties, Inc.
American Residential Properties, Inc. is an internally managed real estate company, organized as a REIT for federal income tax purposes, that acquires, owns and manages single-family homes as rental properties in select communities nationwide. The Company’s primary business strategy is to acquire, restore, lease and manage single-family homes as well-maintained investment properties to generate attractive, risk-adjusted returns over the long-term. With a vertically integrated real estate acquisition and management platform incorporating disciplined acquisition criteria, extensive research, seasoned personnel and comprehensive operations, the Company is well-positioned to execute its strategy.

Additional information about American Residential Properties, Inc. can be found on the Company’s website at www.amresprop.com.

SOURCE: American Residential Properties, Inc.

INVESTOR CONTACT:	American Residential Properties, Inc.
Shant Koumriqian
Chief Financial Officer
ir@americanresidentialproperties.com
480-474-4800

MEDIA CONTACT:	Financial Profiles, Inc.
Lisa Mueller
lmueller@finprofiles.com
310-622-8231